EXHIBIT (d)(2)(W)

Qualified Retirement Plan Endorsement

Ameritas Life Insurance Corp.

QUALIFIED RETIREMENT PLAN ENDORSEMENT

PURPOSE. This endorsement is attached to and made a part of your annuity contract. It is intended to conform the contract to the provisions of the Internal Revenue Code of 1986, as amended (“Code”), for plans qualifying for special tax treatment under Sections 401, 403(a) and 403(b) of the Code. If there is a conflict between the terms of the contract and the terms of this endorsement, the endorsement controls. The contract may be amended from time to time to comply with the legal requirements deemed by us to be necessary to establish or maintain the qualified status of such pensions or profit-sharing plan.

CHANGE OF OWNERSHIP. This contract is issued to or purchased by the trustee of a qualified pension or profit sharing plan. The ownership of this contract may be changed only if the new owner is: (a) the annuitant, (b) a trustee or successor trustee of a pension or profit-sharing trust which is qualified under Section 401 of the Code, or (c) the employer of the annuitant provided that the contract after transfer is maintained under the terms of a retirement plan qualified under Section 401 or 403(a) of the Code for the benefit of the annuitant. Notice of the change must be by written notice in a form acceptable to us and received at our home office.

ENTIRE CONTRACT. We are not a party to, nor are we bound by, any plan or trust in connection with this contract. The terms of this contract shall govern our rights and duties, notwithstanding any contrary terms of any such plan or trust. We shall be under no obligation under or by reason of issuance of this contract either: (a) to determine whether any payments, distributions or transfers comply with any plan or trust or with applicable laws, or (b) to administer any plan or trust.

NONTRANSFERABILITY. If you are not the trustee of a trust qualified under Section 401 of the Code, you may not sell, assign, discount or pledge this contract as collateral for a loan or to secure the performance of any obligation or of any purpose to any person other than to us.

CLAIMS OF CREDITORS. Except as otherwise provided in this contract, neither the annuitant nor the beneficiary may commute, anticipate, assign or otherwise encumber any amounts to be paid in settlement of this contract. To the extent allowed by law, no such amount shall be subject to any legal process in payment of any claim against the annuitant or beneficiary.

AMERITAS LIFE INSURANCE CORP.

/s/	JoAnn M. Martin	/s/	Robert John A. Sands
	President		Secretary

QRPE 5-11